Exhibit 99.1

CONTACTS:

Andrew W. Hasley	Timothy K. Zimmerman	Susan A. Parente
President	Senior Executive Vice President	Executive Vice President
Chief Executive Officer	Chief Operating Officer	Chief Financial Officer
412.856.0363	412.856.0363	412.856.0363

RELEASE DATE: October 29, 2020

STANDARD AVB FINANCIAL CORP. ANNOUNCES THIRD QUARTER EARNINGS AND A
QUARTERLY DIVIDEND PAYMENT

Monroeville, Pennsylvania – October 29, 2020 – Standard AVB Financial Corp. (the “Company”) - (NASDAQ: STND), the holding company for Standard Bank, PaSB, announced earnings for the quarter ended September 30, 2020 of $2.2 million, or $0.49 per basic share. Net income for the third quarter was significantly impacted by expenses of $553,000 ($544,000 after tax) related to the pending merger with Dollar Mutual Bancorp. Excluding the after tax impact of the merger-related expenses, net income would have been $2.8 million or $0.61 per basic share for the quarter ended September 30, 2020 compared to $2.5 million, or $0.54 per basic share, for the quarter ended September 30, 2019. In addition to merger expenses, the decrease in earnings for the quarter resulted primarily from lower interest income partially offset by higher net loan sale gains and referral fees and lower interest expense and income tax expenses.

The Company announced earnings for the nine months ended September 30, 2020 of $4.5 million, or $0.99 per basic share. Year to date merger-related expenses were $553,000 ($544,000 after tax). Excluding the after tax impact of merger-related expenses, net income would have been $5.0 million or $1.11 per basic share compared to $6.7 million, or $1.45 per basic share, for the nine months ended September 30, 2019. In addition to merger expenses, the decrease in earnings for the nine month period resulted primarily from a higher provision for loan losses, equity fair value adjustments and lower interest income, partially offset by lower interest expense, higher net loan sale gains and referral fees and lower income taxes.

The Company’s annualized return on average assets and average equity were 0.84% and 6.19%, respectively, (1.05% and 7.70%, respectively, excluding the merger-related expenses) for the quarter ended September 30, 2020 compared to 0.99% and 6.93%, respectively, for the quarter ended September 30, 2019. The Company’s annualized return on average assets and average equity were 0.58% and 4.19%, respectively, (0.65% and 4.70%, respectively, excluding the merger-related expenses) for the nine months ended September 30, 2020 compared to 0.92% and 6.43%, respectively, for the nine months ended September 30, 2019.

The Company’s board of directors declared a quarterly cash dividend of $0.221 per share on the Company’s common stock. The dividend will be payable to stockholders of record as of November 9, 2020 and will be paid on November 23, 2020.

On September 25, 2020, the Company and Dollar Mutual Bancorp jointly announced the signing of a definitive merger agreement pursuant to which Dollar Mutual Bancorp will acquire the Company in an all cash transaction for an aggregate purchase price of $158 million. The transaction is expected to close in the first half of 2021.

Andrew W. Hasley, President & CEO, stated, “While we continue to operate in an environment of significant economic uncertainty, we have produced positive financial results for our shareholders. The historically low interest rate environment has resulted in the contraction of our net interest margin; however, we remain committed to controlling expenses and maximizing earnings from sources other than net interest income to continue to produce positive results. For the second straight quarter, residential loan sale gains and referral fees increased to record levels. Throughout this time, we have continued to prudently manage our credit as well as interest rate risk. Conservative positioning on both fronts will result in a more resilient business model as the long term impact of the COVID-19 pandemic remains unclear.

The Company ended September with an increased capacity to absorb credit losses, an abundance of liquidity and regulatory capital well in excess of the proscribed minimums. Taking all of this into consideration, the Company made the decision to maintain our dividend at this time.”

CONSOLIDATED BALANCE SHEET & ASSET QUALITY OVERVIEW

Total assets at September 30, 2020 increased $81.6 million, or 8.3%, to $1.1 billion, from $984.4 million at December 31, 2019. The increase in total assets included an increase in cash and cash equivalents of $33.8 million, or 104.1%, an increase in loans receivable of $31.0 million, or 4.4%, and an increase in investment securities of $12.6 million, or 7.6%. The increase in cash and cash equivalents was primarily the result of an increase in deposits during the period which is further broken down below. The increase in loans receivable was due in large part to the $42.4 million in Small Business Administration (“SBA”) Paycheck Protection Program (“PPP”) loans that were booked during the period partially offset by prepayments and residential loan sales.

Total deposits at September 30, 2020 increased by $73.2 million, or 10.0%, to $807.6 million from $734.5 million at December 31, 2019. The increase resulted from a $91.0 million, or 18.6%, increase in demand and savings accounts partially offset by a $17.9 million, or 7.3%, decrease in time deposits. The increase in demand and savings accounts resulted from increases in both business and consumer products. The increases were primarily the result of inflows from several sources including PPP loan proceeds, government stimulus and maturing time deposits as well as reductions in business and consumer spending during the period. Borrowed funds increased by $2.3 million, or 2.3% to $105.2 million at September 30, 2020 from $102.8 million at December 31, 2019. The increase was primarily due to an increase in securities sold under agreements to repurchase during the period partially offset by the net repayment of Federal Home Loan Bank advances.

Stockholders’ equity increased by $2.4 million, or 1.7% to $144.3 million at September 30, 2020 from $141.8 million at December 31, 2019. The increase was the result of net income earned during the period as well as an increase in accumulated other comprehensive income partially offset by dividends paid and stock repurchased during the period. The Company temporarily suspended its stock repurchase plan on March 19, 2020.

Non-performing loans at September 30, 2020 were $3.7 million, or 0.50% of total loans compared to $2.7 million, or 0.38% of total loans at December 31, 2019.

The Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”), was signed into law on March 27, 2020, and provided for over $2.0 trillion in emergency economic relief to individuals and businesses impacted by the COVID-19 pandemic. The CARES Act authorized the SBA to temporarily guarantee loans under a new 7(a) loan program, the PPP. As a qualified SBA lender, the Company was automatically authorized to originate PPP loans. As of September 30, 2020, Standard Bank had received approval from the SBA for 428 PPP loans totaling $42.4 million which generated $1.7 million in fees to be recognized over the life of the loans. The PPP loan program closed on August 8, 2020. The Company is currently working with customers to submit the required information to the SBA in order to receive the maximum amount of loan forgiveness.

The Company has continued to provide assistance to individuals and small business clients directly impacted by the COVID-19 pandemic by allowing borrowers to defer loan payments. As of September 30, 2020, the Bank had payment deferrals for 60 commercial loans totaling $10.5 million and 19 consumer loans totaling $1.9 million. All of these loans were initially provided a deferral period of 90 days and, if necessary, an additional deferral period was provided upon request. The Company remains fully committed to serving our customers and communities through this uncertain time.

It is anticipated that certain industries will continue to suffer losses as a result of the COVID-19 pandemic. The Bank’s loan portfolio consists of commercial real estate, commercial business and residential loans that may be primarily impacted. The largest commercial loan concentrations are to the lessors of residential properties and the lessors of nonresidential properties representing 34.0% and 24.2% of the commercial loan portfolio at September 30, 2020, respectively.

OPERATING RESULTS OVERVIEW

Net interest income was $7.1 million for the three months ended September 30, 2020 compared to $7.2 million for the three months ended September 30, 2019. Net interest income was $20.7 million for the nine months ended September 30, 2020 compared to $21.5 million for the nine months ended September 30, 2019. The net interest margin for the three months ended September 30, 2020 was 2.85%, compared to 3.08% for the same period in the prior year. The net interest margin for the nine months ended September 30, 2020 was 2.89%, compared to 3.14% for the same period in the prior year. The decreases in net interest income and net interest margin for both periods were primarily due to a decrease in the yield on interest-earning assets partially offset by a decrease in the cost of interest-bearing liabilities and an increase in the balance of interest-earning assets.

A provision for loan losses of $368,000 was recorded for the three months ended September 30, 2020, compared to $254,000 for the three months ended September 30, 2019. A provision for loan losses of $2.5 million was recorded for the nine months ended September 30, 2020, compared to $544,000 for the nine months ended September 30, 2019. The increased provision for loan losses for both the quarter and year to date periods was impacted by the increasing concern over the pandemic’s impact on the local, regional and national economy as well as the hotel sector where it was determined necessary to build reserves.

Noninterest income totaled $2.0 million for the quarter ended September 30, 2020, compared to $1.5 million for the quarter ended September 30, 2019. The increase in noninterest income for the three months ended September 30, 2020 was primarily the result of an increase in residential loan sale gains and referral fees partially offset by a decrease in other income. Noninterest income totaled $3.9 million for the nine months ended September 30, 2020, compared to $3.7 million for the nine months ended September 30, 2019. The increase in noninterest income for the nine months ended September 30, 2020 was primarily the result of an increase in residential loan sale gains and referral fees partially offset by a decrease in the net equity securities fair value adjustment and a decrease in other income.

Noninterest expenses totaled $6.0 million for the quarter ended September 30, 2020, compared to $5.2 million for the quarter ended September 30, 2019. Excluding merger-related expenses, noninterest expenses totaled $5.4 million for the quarter ended September 30, 2020. The increase in noninterest expenses other than merger-related expenses for the three months ended September 30, 2020 was primarily the result of increases in federal deposit insurance and compensation expenses. Noninterest expenses totaled $16.7 million for the nine months ended September 30, 2020, compared to $16.1 million for the nine months ended September 30, 2019. Excluding merger-related expenses, noninterest expenses totaled $16.2 million for the nine months ended September 30, 2020. The increase in noninterest expenses other than merger-related expenses for the nine months ended September 30, 2020 was primarily the result of an increase in other operating expenses partially offset by a decrease in core deposit amortization.

Income tax expense totaled $508,000 for the quarter ended September 30, 2020, compared to $707,000 for the quarter ended September 30, 2019. Income tax expense totaled $876,000 for the nine months ended September 30, 2020, compared to $1.8 million for the nine months ended September 30, 2019. The decrease in income tax expense was primarily the result of a decrease in taxable income as well as a lower effective tax rate for the period.

Standard AVB Financial Corp., with total assets of $1.1 billion at September 30, 2020, is the parent company of Standard Bank, PaSB, a Pennsylvania chartered savings bank that operates 17 offices serving individuals and small to mid-sized businesses in Allegheny, Westmoreland and Bedford Counties, in Pennsylvania and Allegany County in Maryland. Standard Bank is a member of the FDIC and an Equal Housing Lender.

This news release may contain a number of forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. In addition, the COVID-19 pandemic is having an adverse impact on the Company, its customers and the communities it serves. Given its ongoing and dynamic nature, it is difficult to predict the full impact of the COVID-19 outbreak on our business. The extent of such impact will depend on future developments, which are highly uncertain, including when the coronavirus can be controlled and abated and when and how the economy may be reopened or remain reopened. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

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Standard AVB Financial Corp.

Financial Highlights

(Dollars in thousands, except per share data)

(Unaudited)

OPERATIONS DATA:	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Interest and Dividend Income	$8,851	$9,562	$26,571	$28,375
Interest Expense	1,766	2,398	5,851	6,899
Net Interest Income	7,085	7,164	20,720	21,476
Provision for Loan Losses	368	254	2,538	544
Net Interest Income after Provision for Loan Losses	6,717	6,910	18,182	20,932
Noninterest Income	1,984	1,487	3,854	3,719
Noninterest Expenses	5,956	5,226	16,676	16,083
Income before Income Tax Expense	2,745	3,171	5,360	8,568
Income Tax Expense	508	707	876	1,837
Net Income	$2,237	$2,464	$4,484	$6,731

Earnings Per Share - Basic	$0.49	$0.54	$0.99	$1.45
Earnings Per Share - Diluted	$0.49	$0.53	$0.97	$1.42
Annualized Return on Average Assets	0.84%	0.99%	0.58%	0.92%
Average Assets	$1,055,622	$988,315	$1,022,654	$980,620
Annualized Return on Average Equity	6.19%	6.93%	4.19%	6.43%
Average Equity	$143,359	$140,993	$142,538	$139,952
Efficiency Ratio	59.02%	58.97%	62.34%	62.09%
Net Interest Spread	2.60%	2.75%	2.61%	2.81%
Net Interest Margin	2.85%	3.08%	2.89%	3.14%
Annualized Noninterest Expense to Average Assets	2.24%	2.10%	2.17%	2.19%

FINANCIAL CONDITION DATA:	September 30,	December 31,
	2020	2019
Total Assets	$1,066,007	$984,387
Cash and Cash Equivalents	66,194	32,427
Investment Securities	177,126	164,566
Loans Receivable, Net	743,991	712,965
Deposits	807,610	734,453
Borrowed Funds	105,167	102,838
Total Stockholders' Equity	144,291	141,848

Book Value Per Share	$30.75	$30.25
Tangible Book Value Per Share	$24.92	$24.34

Allowance for Loan Losses	$7,345	$4,882
Non-Performing Loans	$3,733	$2,716
Allowance for Loan Losses to Total Loans	0.98%	0.68%
Allowance for Loan Losses to Non-Performing Loans	196.76%	179.75%
Non-Performing Assets to Total Assets	0.40%	0.32%
Non-Performing Loans to Total Loans	0.50%	0.38%

STANDARD AVB FINANCIAL CORP.

RECONCILIATION OF CERTAIN NON-GAAP FINANCIAL MEASURES

EXPLANATION OF OUR USE OF NON-GAAP MEASURES

In addition to the results of operations presented in accordance with generally accepted accounting principles (GAAP), our management uses, and this exhibit contains, certain non-GAAP financial measures. We believe these non-GAAP financial measures provide information useful to investors in understanding our underlying operational performance, our business and performance trends, and facilitate comparisons with the performance of others in the financial service industry.

Although we believe these non-GAAP financial measures enhance investors’ understanding of our business and performance, they should not be considered an alternative to GAAP. The reconciliation of these non-GAAP financial measures from GAAP to non-GAAP follows.

Standard AVB Financial Corp.

Reconciliation of Certain Non-GAAP Financial Measures

(Dollars in thousands, except per share data)

(Unaudited)

Net income, basic earnings per share, diluted earnings per share, return on average assets and return on average equity excluding merger-related expenses are all non-GAAP measures.  The following table reconciles net income to net income excluding merger-related expenses and presents basic earnings per share, diluted earnings per share, return on averge assets and return on average equity utilizing both net income and net income excluding merger-related expenses for the periods presented:

	Three Months Ended September 30, 2020	Three Months Ended September 30, 2019	Nine Months Ended September 30, 2020	Nine Months Ended September 30, 2019
Net Income (GAAP)	$2,237	$2,464	$4,484	$6,731
After tax merger-related expenses (GAAP)	544	-	544	-
Net income, excluding merger-related expenses	$2,781	$2,464	$5,028	$6,731

Earnings Per Share - Basic
GAAP	$0.49	$0.54	$0.99	$1.45
Excluding merger-related expenses	$0.61	n/a	$1.11	n/a

Earnings Per Share - Diluted
GAAP	$0.49	$0.53	$0.97	$1.42
Excluding merger-related expenses	$0.61	n/a	$1.09	n/a

Average Assets (GAAP)	$1,055,622	$988,315	$1,022,654	$980,620

Return on Average Assets
GAAP	0.84%	0.99%	0.58%	0.92%
Excluding merger-related expenses	1.05%	n/a	0.65%	n/a

Average Equity (GAAP)	$143,359	$140,993	$142,538	$139,952

Return on Average Equity
GAAP	6.19%	6.93%	4.19%	6.43%
Excluding merger-related expenses	7.70%	n/a	4.70%	n/a

Tangible book value per common share is a non-GAAP measure and is calculated based on tangible book value divided by period-end common shares outstanding.  The following tables reconcile book value and book value per share to tangible book value and tangible book value per share for the periods indicated:

	September 30, 2020	December 31, 2019
Total Stockholders' Equity (GAAP)	$144,291	$141,848
Goodwill and Other Intangible Assets, Net	(27,355)	(27,717)
Tangible Book Value	116,936	114,131

Common Shares Outstanding	4,692,213	4,689,354

Book Value Per Share (GAAP)	$30.75	$30.25
Goodwill and Other Intangible Assets, Net Per Share	$(5.83)	$(5.91)
Tangible Book Value Per Share	$24.92	$24.34